EXHIBIT 21.1
LIST OF SUBSIDIARIES

Subsidiary Name	Location of Incorporation or Organization

Angelina Gathering Company, L.L.C.	Texas
A.W. Realty Company, LLC	Texas
DeSoto Gathering Company, LLC	Texas
SWN E & P Services, LLC	Texas
SWN Drilling Company, LLC	Texas
SWN Energy Services Company, LLC	Texas
SWN International, L.L.C.	Delaware
SWN Midstream Services Company, LLC	Texas
SWN Producer Services, LLC	Texas
SWN Production (Arkansas), LLC	Texas
SWN Production Company, LLC	Texas
SWN Resources Canada, Inc.	Alberta, Canada